Exhibit 10.1

WAIVER AND CONSENT

WAIVER AND CONSENT, dated as of September 20, 2024 (this “Waiver and Consent”). by and between Asset Entities Inc., a Nevada corporation (the “Company”) and Ionic Ventures, LLC, a California limited liability company (the “Investor”). Each of the Company and the Investor are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Company intends to conduct an “at the market offering” (as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), of equity securities up to $5 million (an “ATM”).

B. Certain provisions of that certain Certificate of Designation of Series A Convertible Preferred Stock of Asset Entities Inc. filed with the Secretary of State of the State of Nevada on May 24, 2024, as amended by that certain Certificate of Amendment to Designation of Asset Entities Inc. filed with the Secretary of State of the State of Nevada on June 14, 2024, as amended by that certain Certificate of Amendment to Designation of Series A Convertible Preferred Stock of Asset Entities Inc. filed with the Secretary of State of the State of Nevada on September 4, 2024, as amended by that certain Certificate of Amendment to Designation of Series A Convertible Preferred Stock of Asset Entities Inc. filed with the Secretary of State of the State of Nevada on September 4, 2024 (as amended, the “Certificate of Designation”), and that certain Securities Purchase Agreement, dated as of May 24, 2024, by and among the Company, and each of the investors listed on the Schedule of Buyers attached hereto, as amended by that certain First Amendment to Securities Purchase Agreement, dated as of June 13, 2024, by and between the Company and the Investor (as amended, the “Securities Purchase Agreement”), may prohibit, restrict, or adversely adjust the terms thereof as a result of any ATM conducted by the Company.

C. The Parties have determined that it is in their mutual interest to waive any prohibition, restriction, or adverse adjustments under the Certificate of Designation or the Securities Purchase Agreement that may be applicable in the event that the Company conducts an ATM.

D.  The Parties therefore wish to confirm that any prohibition, restriction or adverse adjustments under the Certificate of Designation or the Securities Purchase Agreement that may be applicable in the event that the Company conducts an ATM shall hereby be waived in their entirety pursuant to this Waiver and Consent, and that the Investor consents to such waiver.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions; Transaction Documents. This Waiver and Consent shall constitute a waiver pursuant to Section 22 of the Certificate of Designation and under subsection (e) of Section 9 of the Securities Purchase Agreement.

2. Waiver of Application of Certain Provisions With Respect to ATMs and Consent Thereto. The Investor hereby waives and consents to the waiver of any prohibition on, restriction on, or adverse adjustment that would occur as a result of any action of the Company taken in relation to an ATM, including entering into any agreement relating to an ATM, the filing of a prospectus supplement to a prospectus contained in an effective registration statement that was filed under the Securities Act relating to an ATM, the announcement of an ATM, the issuance, offer, sale, or grant of any shares of the Class B Common Stock, $0.0001 par value per share, of the Company relating to an ATM, or the issuance, offer, sale, or grant of any securities in connection with either the provision of goods or services or settlement of any obligations that may otherwise arise with respect to an ATM (the “Waived Matters”), under the Securities Purchase Agreement or the Certificate of Designation, including but not limited to (i) any prohibition against any of the Waived Matters that may otherwise apply under Section 13(i) of the Certificate of Designation; (ii) any application of any adjustment of the Conversion Price (as defined in the Certificate of Designation) under subsection (a), (c), or (e) of Section 8 of the Certificate of Designation with respect to any of the Waived Matters; (iii) any prohibition on any Subsequent Placement (as defined by the Securities Purchase Agreement) during the Restricted Period (as defined by the Securities Purchase Agreement) that would otherwise apply with respect to the Waived Matters under Section 4(k) of the Securities Purchase Agreement; or (iv) any restriction that may otherwise apply with respect to the Waived Matters during any active Alternate Conversion Measuring Period under Section 4(n) of the Securities Purchase Agreement. The application of any such prohibition against, restriction on, or adverse adjustment that would occur as a result of any of the Waived Matters are hereby waived in their entirety, and the Investor hereby consents to such waiver. The Investor waives any right to exercise, enforce, or attempt to exercise or enforce any such prohibition against, restriction on, or adverse adjustment that would occur as a result of any of the Waived Matters, and the Investor consents to the foregoing.

3. Conditions to Effectiveness of Waiver and Consent. This Waiver and Consent shall become effective upon receipt by the Company and the Investor of counterpart signatures to this Waiver and Consent duly executed and delivered by the Company and the Investor.

4. No Implied Waiver or Consent. Except as expressly set forth in this Waiver and Consent, this Waiver and Consent shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Investor under the Certificate of Designation, the Securities Purchase Agreement, or the Articles of Incorporation or Bylaws of the Company, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained therein. Nothing in this Waiver and Consent shall be construed to imply any willingness on the part of the Investor to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of any of the Preferred Shares (as defined in the Securities Purchase Agreement).

5. Fees and Expenses. The Company agrees to pay promptly to the Investor or reimburse the Investor for all the actual and reasonable costs, fees and expenses of negotiation, preparation and execution of this Waiver and Consent, including the reasonable fees, expenses and disbursements of counsel to the Investor in connection therewith.

6. Counterparts. This Waiver and Consent may be executed by the Parties in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Waiver and Consent by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Waiver and Consent.

7.  Governing Law. THIS WAIVER AND CONSENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

8. Binding Agreement. This Waiver and Consent shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

9. Headings. The headings in this Waiver and Consent are for reference only and do not affect the interpretation of this Waiver and Consent.

10. Complete Agreement. This Waiver and Consent constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer

Ionic Ventures, LLC

By:	/s/ Brendan O’Neil
Name:	Brendan O’Neil
Title:	Authorized Signatory